UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2010

PAB BANKSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	000-25422	58-1473302
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 North Valdosta Road, Valdosta, Georgia 31602
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code  (229) 241-2775

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On February 23, 2010, The Park Avenue Bank (“Park Avenue”), a subsidiary of PAB Bankshares, Inc. (the “Registrant”), entered into a definitive agreement (the “Agreement”) to sell five Park Avenue Bank branches to HeritageBank of the South (“Heritage”), a subsidiary of Albany, Georgia-based Heritage Financial Group.   The five branches include two branches located in Statesboro (Bulloch County, Georgia), one branch in Baxley (Appling County, Georgia), one branch in Hazlehurst (Jeff Davis County, Georgia), and one branch in Adel (Cook County, Georgia.)  A copy of the Agreement is attached hereto as Exhibit 2.1.

Under the terms of the Agreement, Park Avenue has agreed to sell, and Heritage has agreed to purchase and assume, most of the loans (approximately $52 million), all of the demand deposits, savings accounts and money market accounts (approximately $72 million), all certificates of deposits maturing within 45 days of the closing date (approximately $26 million), and all of the fixed assets associated with the branches, including real estate, automated teller machines and furniture, fixtures and equipment (approximately $4 million) associated with the five branches.

Consummation of the transaction is subject to regulatory approval and other usual and customary closing conditions, and is currently expected to be completed in the second quarter of 2010.

The foregoing description is a summary of the branch office dispositions and is qualified in its entirety by reference to the entire agreement, a copy of which is attached as Exhibit 2.1 and is incorporated into this Form 8-K by reference.

Item 7.01.       Regulation FD Disclosure.

On February 25, 2010, the Registrant issued a press release announcing their entry into the definitive agreement described in Item 1.01 above.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.       Financial Statements and Exhibits.

(c)	Exhibits:

The following exhibits are furnished herewith:

2.1	Purchase and Assumption Agreement dated February 23, 2010.

99.1	Press Release dated February 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAB BANKSHARES, INC.
(Registrant)

Date:  February 25, 2010                                                    /s/ Nicole S. Stokes
(Signature)
Nicole S. Stokes,
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Number	Description

2.1	Purchase and Assumption Agreement dated February 23, 2010.

99.1	Press Release dated February 25, 2010.